AGREEMENT AND PLAN OF REORGANIZATION

                                    AMONG

                                QUAZON CORP.,

                           SCIENTIFIC ENERGY, INC.,

                           AND THE SHAREHOLDERS OF

                           SCIENTIFIC ENERGY, INC.


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                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization is entered into on this 6th day of June, 2001, by and among Quazon Corp., a Nevada corporation, (hereinafter "Quazon"), Scientific Energy, Inc., a Utah corporation (hereinafter "Scientific"), and all of the shareholders of Scientific (hereinafter referred to as "Scientific Stockholders").

                                   RECITAL:

     Scientific Stockholders own all of the issued and outstanding capital stock of Scientific . Quazon desires to acquire all of the issued and outstanding common voting stock of Scientific, making Scientific a wholly-owned subsidiary of Quazon, and Scientific Stockholders desire to make an exchange of all of their common voting shares of Scientific solely for voting shares of Quazon's common stock to be exchanged as set out herein.

     In connection with Quazon's acquisition of Scientific, the Scientific Stockholders are also acquiring additional stock ownership of Quazon through a private purchase of approximately 1,658,820 shares of Quazon common stock simultaneously with the closing of Quazon's acquisition of Scientific. As a result of the private stock purchase as well the issuance of shares of Quazon common stock to the Scientific Stockholders in connection with Quazon's acquisition of Scientific, the Scientific Stockholders will collectively own 21,658,820 shares, or approximately 80.2%, of the 27,000,000 shares of Quazon common stock to be issued an outstanding immediately following the closing of Quazon's acquisition of Scientific and the closing of the private stock purchase. As a related component of these interdependent, integrated transactions, two additional purchasers are simultaneously purchasing an aggregate of an additional 1,400,000 shares of issued and outstanding Quazon common stock from Quazon stockholders. As a result of all of the foregoing, immediately after the consummation of the foregoing interdependent, integrated transactions, the purchasers of Quazon common stock from Quazon and existing Quazon stockholders will own an aggregate of 23,058,820, or 85.4%, of the 27,000,000 shares of Quazon common stock then issued and outstanding.

     NOW, THEREFORE, for the mutual promises of the parties and for other consideration described herein, the parties agree as follows:

                                  AGREEMENT

     1. Plan of Reorganization. Scientific Stockholders are the owners of all of the issued and outstanding common voting stock of Scientific. A list naming the Scientific Stockholders and describing their ownership of Scientific Shares is attached hereto as Exhibit "A". It is the intention of the parties hereto that all of the issued and outstanding shares of common voting stock of Scientific ("Scientific Shares") shall be acquired by Quazon in exchange solely for Quazon voting common stock. It is the intention of the

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parties that this transaction qualify as a tax-free reorganization under
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

     2. Exchange of Shares. Quazon and Scientific Stockholders agree that all of the issued and outstanding Scientific Shares shall be exchanged with Quazon for 20,000,000 shares of voting common stock of Quazon ("Quazon Shares"), representing approximately seventy-four and one-tenth percent (74.1%) of the shares of common stock of Quazon to be issued and outstanding immediately following the exchange of shares. Immediately following the Closing, there shall be issued and outstanding a total of approximately 27,000,000 shares of Quazon common stock, of which 20,000,000 shares (74.1%) shall be acquired by the Scientific Stockholders pursuant to this Agreement, another 1,658,820 shares (6.1%) will be acquired by the Scientific Stockholders pursuant to a Stock Purchase Agreement, 1,400,000 shares (5.19%) shall be acquired by associates of the Scientific Stockholders pursuant to another Stock Purchase Agreement, and the remaining 3,941,180 shares (14.6%) shall be owned by other shareholders, assuming no additional issuances of shares by either Quazon or Scientific prior to the Closing. Quazon Shares will, on the Closing Date, as hereafter defined, be delivered to Scientific Stockholders in exchange for their Scientific Shares. Scientific Stockholders agree that they will hold the Quazon Shares for investment purposes and not for further public distribution without registration under applicable securities laws or pursuant to an available exemption therefrom.

     3. Delivery of Shares. On the Closing Date, Scientific Stockholders will deliver certificate(s) representing their Scientific Shares duly endorsed so as to make Quazon the sole owner thereof, free and clear of all liens, claims and encumbrances. On such Closing Date, delivery of the Quazon Shares, which will be appropriately restricted as to transfer, will be made to Scientific Stockholders as set forth herein.

     4. Representations of Scientific. Scientific hereby represents and warrants that, effective this date and the Closing Date, the representations listed below are true and correct:

     (a) Ownership of Scientific Shares. Scientific Stockholders are the record and beneficial owners of all of the issued and outstanding shares of common stock of Scientific, and each Scientific Stockholder owns the shares indicated on the attached Exhibit A;

     (b) Status of Scientific Shares. The Scientific Shares constitute validly authorized and issued common voting shares of Scientific common stock, fully-paid and nonassessable.

     (c) Scientific Financial Statements. Scientific, incorporated on May 30, 2001, has had no activities other than the issuance of common stock in consideration of the transfer to it of rights to certain intellectual

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properties. The financial statements of Scientific prepared as of May 30, 2001
("Scientific Financial Statements") to be delivered to Quazon within five days after the date of this Agreement, will be complete, accurate and fairly present the financial condition of Scientific as of the date thereof and the results of its operations for the period(s) covered.

     At Closing there shall be no material liabilities, either fixed or contingent, not reflected in the Scientific Financial Statements other than contracts or obligations incurred in the ordinary and usual course of business; and no such contracts or obligations incurred in the usual course of business constitute liens or other liabilities which, if disclosed, would materially alter the financial condition of Scientific as reflected in such financial statements unless otherwise disclosed in Schedule 4(c).

     (d) Litigation. Scientific is not a party to or the subject of any pending litigation, claims or governmental investigation or proceeding, and there are no lawsuits, claims, assessments, investigations or similar matters, to the best knowledge of Scientific, threatened or contemplated against or affecting Scientific, its management or its assets, except as disclosed in writing on Schedule 4(d).

     (e) Good Standing. As of the Closing Date, Scientific will be in good standing in Utah, and will be in good standing and duly qualified to do business in each jurisdiction where required to be so qualified except where the failure to so qualify would not have a material adverse effect on the business of Scientific.

     (f) Tax Returns. Scientific has filed all governmental, tax or related returns and reports due or required to be filed and has paid or accrued all taxes or assessments which have become due as of Closing (except as disclosed in the Scientific Financial Statements) or has filed extensions with regard thereto.

     (g) No Breach of Contract. Scientific has not breached, nor is there any pending claim that Scientific has breached, or to the knowledge of management of Scientific, there are no threatened claims that Scientific has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are bound.
The execution or performance hereof will not violate any provisions of applicable law or any agreement to which Scientific is subject.

     (h)     Subsidiaries.  Scientific has no subsidiary corporations.

     (i) Corporate Records. The corporate financial records, minute books and other documents and records of Scientific shall be made available to Quazon and its representatives, accountants, and attorneys at times and

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places mutually agreeable to the parties prior to the Closing, in order to make such due diligence investigation of the assets, liabilities, and the business of Scientific as Quazon may deem necessary or advisable.

     (j) Due Authorization. The execution of this Agreement has been duly authorized by all appropriate and necessary action.

     (k) Capital Stock. The authorized capitalization of Scientific is as set forth in the Scientific Financial Statements. Scientific has only the capital stock authorized as set forth in the Scientific Financial Statements and all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. There are no outstanding unexpired convertible securities, warrants or options outstanding which may cause authorized but unissued shares to be issued to any person.

     (l) No Material Adverse Changes. Scientific shall continue to do business in the ordinary course, and there shall not be any material adverse changes in the financial condition of Scientific except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Scientific as disclosed in the Scientific Financial Statements.

     5. Representations of Scientific Stockholders. The Scientific Stockholders hereby represent and warrant that, effective this date and the Closing Date, the representations listed below are true and correct:

     (a) Scientific Shares Free from Liens. The Scientific Shares are presently (and will be at the Closing) free from all claims, liens, or other encumbrances, and at the Closing Date, Scientific Stockholders will have good title and the unqualified right to transfer and dispose of the Scientific Shares.

     (b) Scientific Stockholders to Receive Restricted Quazon Shares. The Quazon Shares are being acquired by the Scientific Stockholders for investment and not with a view to the public resale or distribution thereof. The Scientific Stockholders are aware that the Quazon Shares are "restricted securities" as that term is defined in Rule 144 or the General Rules and Regulations under the Securities Act of 1933. The Scientific Stockholders will not sell, transfer or otherwise dispose of the Quazon Shares except in compliance with the Securities Act of 1933 and any applicable state securities registration laws.

     (c) Scientific Representations. All representations and warranties made herein by Scientific are true to the best knowledge and information of the Scientific Stockholders.

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     6.     Representations of Quazon.  Quazon hereby represents and warrants that, effective this date and the Closing Date, the representations listed below are true and correct:

     (a) Shares Validly Issued and Free of Liens. As of the Closing Date, the Quazon Shares to be delivered to the Scientific Stockholders will be duly authorized and will constitute valid and legally issued shares of common stock of Quazon, fully-paid and nonassessable, free and clear of all claims, liens and encumbrances, and the Quazon Shares will be legally equivalent in all respects to the common stock of Quazon to be issued and outstanding as of the date of the Closing.

     (b) Due Authorization. The officers of Quazon are duly authorized to execute this Agreement and have taken all action required by law, applicable agreements and governing corporate instruments to properly and legally execute this Agreement. The execution hereof and performance hereunder will not violate the provisions of Quazon's Articles of Incorporation or By-laws and will not constitute a material breach of any agreement to which Quazon is a party.

     (c) No Violation of Preemptive Rights. The shares being acquired by Purchasers hereunder have not been issued by Quazon in violation of any preemptive right or other rights of any person.

     (d) Shareholders' List. The stockholders' list of Quazon attached hereto as Schedule 6(d) is a true and accurate copy thereof as of the date indicated thereon. The Transfer Agent retains in safekeeping all certificates that have been or should be canceled on the registration of transfer thereof. All of such canceled certificates have on their face in conspicuous permanent ink or perforations the word "canceled." All stock certificates issued to date and all unissued blank certificates are sequentially numbered. All of such certificates are accounted for as either canceled and in the possession of the Transfer Agent, outstanding, or unissued. To the best of Quazon's knowledge, except for securities broker-dealers, clearing agencies, securities depositories, banks, or other securities industry entities registered with the SEC whose regular business consists of holding securities beneficially owned by others, each stockholder listed on such stockholders' list is the beneficial owner thereof, and such stockholder is not a party to, and such stockholder's stock is not subject to, any agreement, understanding, power-of-attorney, or other arrangement of any kind with any person who is an affiliate of Quazon or acting in concert with such affiliate under which such affiliate or person acting in concert with such affiliate has or shares investment or voting power over such securities, except that Quazon is aware that Todd Wheeler has agreed to sell 2,258,820 shares of Quazon common stock to persons affiliated with Scientific, and April Clissold, Ronald Moulton, Lane Clissold and B. Wayne Hicken have collectively agreed to sell an aggregate of 800,000 shares of Quazon common stock to certain persons known by the Scientific Stockholders.

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     (e)     Agreements to Issue Additional Shares.  There are no present agreements to issue any additional shares of any class of stock of Quazon other than as provided for herein, and none shall be entered into prior to closing.

     (f) Present Officers and Directors. Steve Moulton, Todd Wheeler, and Diane Nelson are the only directors of Quazon. The present officers are:
President-Steve Moulton, Vice President-Todd Wheeler, Secretary-Diane Nelson, and Treasurer-Diane Nelson.

     (g) Agreements to Elect Officers and Directors. There are no agreements, other than as described herein, to elect any officers or directors of Quazon.

     (h) Qualification of Corporation. Quazon is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the state of Utah and in all other states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification and where failure to qualify would not have a materially adverse effect on Quazon. Included in the Quazon Schedules are complete and correct copies of the articles of incorporation and bylaws of Quazon as in effect on the date hereof (including all amendments). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the Quazon articles of incorporation or bylaws.

     (i) Reports; Financial Statements. Since the date of filing of the Quazon registration statement on Form 10SB on April 22, 1999, Quazon and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-QSB, (3) all proxy, information or consent solicitation statements relating to meetings of stockholders or consents in lieu thereof (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Quazon SEC Reports") and (B) any applicable state or provincial securities authorities and all forms, reports, statements and other documents required to be filed with any other applicable federal, state, or provincial regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a material adverse effect. The Quazon SEC Reports, including all Quazon SEC Reports filed after the date of this Agreement and prior to the Closing,

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(x) were or will be prepared in accordance with the requirements of applicable
Law (including, with respect to Quazon SEC Reports, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Quazon SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (j) Financial Condition. The present financial condition of Quazon has not changed materially from that described in Quazon's quarterly report on Form 10-QSB for the period ended March 31, 2001. Quazon shall have no assets and no liabilities as of the closing.

     (k) Business Plans. Quazon presently has no specific type of business in which it engages, and Quazon has no commitments or agreements to merge with or acquire any other business, assets, or other company or to be acquired by any other business or company, other than as provided for herein.

     (l) Contracts. Quazon is not a party to or subject to any employment contracts, lease agreements or any other contracts or agreements of any type or nature.

     (m) Litigation. No lawsuit, threats of lawsuits or other contingent liabilities against Quazon or affecting Quazon exist.

     (n) Tax Returns. Quazon has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof, with the exception of tax returns not yet due, and has properly accrued any liabilities for any taxes for any period prior to the date hereof.

     (o) Books and Records. The books and records, financial and otherwise, of Quazon are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Quazon. Quazon has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

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     (p)     No Violation of Other Agreements.  The execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute any event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Quazon is a party or to which any of its properties or operations are subject.

     (q) Governmental Authorizations. Quazon holds all licenses, franchises, permits, and other governmental authorizations which are legally required to enable Quazon to conduct its business in all material respects as conducted on the date hereof.

     (r) Compliance with Laws. Quazon has complied with all applicable U.S. and foreign statutes and regulations of any federal, state, provincial, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Quazon or except to the extent that noncompliance would not result in any material liability for Quazon.

     (s) Transactions with Affiliates. The Quazon SEC Reports set forth a description of every material contract, agreement, or arrangement between Quazon and any person who is or has ever been an officer, director or promoter of Quazon or person owning of record, or known by Quazon to own beneficially, 5% or more of the issued and outstanding common stock of Quazon and which is to be performed in whole or in part after the date hereof or was entered into within three years before the date hereof. In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of Quazon, and the amount paid or received, whether in cash, in services, or in kind, is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Quazon than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in the Quazon SEC reports or in Schedule 3(s) hereto or otherwise disclosed herein, no officer or director of Quazon or 5% shareholder of Quazon has, or has had during the preceding three years or such shorter period as Quazon has been in existence, any interest, directly or indirectly, in any material transaction with Quazon. Schedule 3(s) hereto also includes a description of any commitment by Quazon, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

     (t) Certain Business Practices. None of Quazon, or any directors, officers, agents or employees of Quazon has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to initiating or maintaining a trading market in Quazon's securities, or any political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political

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parties or campaigns or violated any provision of the Foreign Corrupt
Practices Act of 1977, as amended, or  made any other unlawful payment.

     (u) Minute Book. The minute book of Quazon contains, and will contain at the Closing Date, evidence of the due election and incumbency of the board of directors and officers of Quazon executing this Agreement or any document, certificate, or other instrument executed in order to consummate the transactions herein contemplated together with an accurate and complete record of the proceeds of all meeting of directors, committees thereof, or stockholders and all written consents in lieu thereof.

     (v) Compliance with Securities Laws, Rules, and Regulations. All securities of Quazon issued since its inception, consisting solely of common voting stock, have been issued pursuant to and in compliance with applicable federal and state laws, rules, and regulations; specifically, all offers and sales of shares of common voting stock were made pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, and pursuant to available exemptions provided by applicable state securities laws. Quazon has made all the required filings with any federal or state regulatory agency regarding the offer and sale of all issued and outstanding shares of common voting stock.

     (w) Information Supplied. Without limiting any of the representations and warranties contained herein, the representations and warranties contained in this Agreement and the information set forth in the Disclosure Schedules is complete and accurate and does not contain any untrue statement of material fact, or omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

     (x) EBB Listing. The Quazon common stock will be, on the Closing Date, traded in the over-the-counter market on the Nasdaq OTC Electronic Bulletin Board, and Quazon will not have received any notice from Nasdaq or the National Association of Securities Dealers Inc. ("NASD") that it intends to delist, suspend, or remove the Quazon Common Stock from the EBB.

     (y) Public Trading Activity. To the best knowledge of Quazon, neither Quazon nor any other person, has at any time during the past year or currently has any agreement, plan, or arrangement to at any time in the future (i) submit or publish or cause to be submitted or published, directly or indirectly, any quotation for the common stock of Quazon on behalf of Quazon or any of its affiliates; or (ii) provide to any securities broker-dealer any incentive or inducement, financial or otherwise, to publish quotations for the common stock of Quazon at any specific or minimum prices or amounts or to execute any specific transactions in such common stock, other than usual and customary commissions and markups.

     (z) Tradability of Outstanding Stock. To the best of Quazon's knowledge, to the extent applicable, Quazon has complied with the securities laws of each and every jurisdiction in which a shareholder resided as of the date such shareholder purchased securities from Quazon,

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and such shares purchased from Quazon (unless approximately restricted) can be resold without restriction (except for any applicable control restrictions) by such shareholder in said jurisdiction immediately after the closing as herein contemplated.

     (aa) Equity Vehicle. Quazon acknowledges that Scientific Stockholders' purpose in entering into this Agreement is to obtain an ownership interest in an investment vehicle to enhance Scientific's opportunities to raise equity capital to assist in the growth of its operations, and Quazon represents and warrants that Quazon knows of no reason, other than requirements of federal, state, and provincial securities law, which would inhibit or impair the ability of Quazon to raise equity capital by way of additional stock sales or for a liquid market to develop in such common stock by trading in the over the counter securities market, free from illegal influence or manipulation.
Quazon knows of no reason why immediately after the transaction herein contemplated, Quazon would be restricted by any contract, understanding, commitment, obligation, course of dealing, representation, or other arrangement by either Quazon or by which Quazon is bound, in Quazon's choice of:

       (i) broker-dealer to market or underwrite its securities;

       (ii) attorney to assist in Quazon's compliance with all securities laws and other legal affairs;

      (iii) accountant to audit, review or compile the financial statements of Quazon;

       (iv)  director, officer, employee or agent; or

        (v) the price at which it may offer its securities for sale to the open market, to any existing shareholder, or to any person or which would restrict the number, type or value of any securities to be sold by Quazon after the closing as herein contemplated.

     (bb)     Acquisition of Controlling Interest.  The provisions of sections
78.378 to 78.3793 or the Nevada Revised Statutes relating to the acquisition of a controlling interest in a Nevada corporation are inapplicable to Quazon or the transaction contemplated by this Agreement.

     (cc) Worldwide Web Communications. Neither Quazon, nor, to the best knowledge of Quazon, any other person associated with or acting on behalf of Quazon, has at any time during the preceding year posted, either in his, her, or its name or under any pseudonym, whether or not accompanied by personally identifiable information, any statement, comment, or other communication on any worldwide web or internet chat room, bulletin board, or other forum, whether or not access is or purports to be restricted, respecting Quazon, its business or financial condition, prospects, management or opportunities or its securities or effecting transactions therein, except public releases by Quazon duly authorized by its officers or directors. Quazon has not at any time during the preceding year maintained an internet web site.

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     7.     Closing Date.  The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but shall be held on or prior to June 8, 2001 unless mutually agreed to be held at a later date. At the Closing, Scientific Stockholders will be deemed to have accepted delivery of the certificates of Quazon Shares issued in their names, and in connection therewith will make delivery of all of his Scientific Shares to Quazon. Certain exhibits or schedules referred to in this Agreement may be delivered subsequent to the Closing Date upon the mutual agreement of the parties.

     8. Conditions Precedent to the Obligations of Scientific and Scientific Stockholders. All obligations of Scientific and Scientific Stockholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

     (a) Accuracy of Representations. The representations and warranties made by Quazon in this Agreement were true when made and shall be true as of the closing.

     (b) No Material Adverse Change. Prior to the closing, there shall not have occurred any material adverse change in the financial condition, business, or operations of Quazon nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Quazon.

     (c) Release. Each director and officer of Quazon shall have delivered to Scientific an instrument, in form and substance satisfactory to Scientific, dated the Closing Date, releasing Quazon and Scientific from any and all claims of such director, or officer against Quazon, and any and all obligations of Quazon to such director or officer.

     (d) Termination of Related Party and Other Agreements. Scientific shall have received satisfactory evidence that all existing agreements between Quazon and any stockholder, any relative of any director, officer, broker, underwriter, employee, agent or any stockholder, and any affiliates of the stockholder shall have been canceled effective prior to the Closing.

     (e) Maintenance of Listing. Quazon shall have maintained its listing on the NASDAQ EBB.

     (f) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transaction contemplated hereby by and governmental entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Quazon, to the continuing operation of the current or future business of the combined enterprises, which imposes any condition or restriction upon Quazon or its proposed future business or operations which, in the reasonable business

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judgment of Purchasers, would be materially burdensome in the context of the transactions contemplated by this Agreement.

     (g) Absence of Regulatory Enforcement. Quazon shall not have received notice of or otherwise have knowledge of any pending inquiry, matter under investigation, formal order of investigation, or other possible enforcement action from the SEC or any provincial or state securities or other regulatory authority involving or possibly involving, whether or not actually threatened, any violation of any law administered by such agency or authority by either Quazon or any of its present or former affiliates or persons acting in concert with any of them.

     (h) Performance. As of the Closing Date, Quazon shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     (i) Unanimous Board Approval of Changes in Quazon's Officers and Directors. The current Quazon Board of Directors shall unanimously approve changes in the Quazon Board of Directors to be designated by Scientific Energy, Inc. pursuant to Section 11(a) of this Agreement.

     (j) Other Items. Quazon shall have taken or performed any and all actions to be taken by it pursuant to this Agreement, and Scientific shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Scientific may reasonably request.

     9. Conditions Precedent to the Obligations of Quazon. All obligations of Quazon under this Agreement are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

     (a) Accuracy of Representations. the representations and warranties by Scientific and Scientific Stockholders contained in this Agreement or in any certificate or document delivered to Quazon pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

     (b) Performance. Scientific and Scientific Stockholders shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including the delivery of the stock of Scientific being acquired hereunder.

     (c) Investment Letters. Scientific Stockholders shall deliver to Quazon a letter commonly known as an "investment letter" agreeing that the Quazon Shares are being acquired for investment purposes. The form of said letter is attached hereto as Exhibit "B".

     10. Deliveries by Quazon. Within ten (10) days following the closing, Quazon shall deliver to Scientific originals or true and correct copies of all of the following, to the extent entered into or binding upon Quazon since December 31, 1999:

     (a) Written contracts relating to stockholders, directors, officers, employees, and agents;

     (b) Written contracts relating to any agreement with a securities broker or underwriter concerning holding, selling, marketing, or otherwise buying or selling stock or other securities of Quazon;

     (c) All correspondence or other communications between Quazon and attorneys engaged by Quazon;

     (d) All correspondence or other communications between Quazon and accountants engaged by Quazon;

     (e) All correspondence or other communications between Quazon and any other professional or agent of Quazon not specified in subparagraphs (c) through (d) above;

     (f) The list of stockholders as of a date within 10 days prior to the date of this Agreement, showing, in alphabetical order, each stockholder's name, address, number of shares owned, the denomination, date, and number of shares of each certificate and any stop transfer instructions lodged against any such certificates;

     (g) A transaction register from Quazon's duly constituted and appointed transfer agent setting forth the details of all issuances of stock issued within three years prior to the date of this Agreement, indicating in the case of each certificate the date of issuance, certificate number, number of shares, registered owner, and whether such certificate constitutes an original issuance or the transfer of outstanding stock, indicating, in the case of transfers, the number of the certificate from which such stock was transferred;

     (h) All subscription or stock purchase agreements, investment letters, and other assurances provided by Quazon stockholders documenting the availability of an exemption from registration under federal and state securities laws for the original issuance of certificates for all stock issued within three years prior to the date of this Agreement, together with a memorandum of Quazon's counsel setting forth the factual basis and related legal analysis for relying on such exemptions from the registration provisions of such laws;

     (i) A schedule from the Nasdaq EBB or other reliable source of all market transactions in Quazon's stock since December 31, 2000, showing the date of the trade, the number of shares traded, and the purchase price for the shares;

     (j) All filings, notices, or other communications (except for those publicly available on the SEC's EDGAR system) between Quazon and the SEC, the NASD, Nasdaq, or NASD Regulation, Inc.;

     (k) All filings, notices, or other communications between Quazon and any state securities commission, state corporations commission, or similar agency; and

     (l) All filings with any non-United States securities commission, non-United States corporations commission, Canadian province, or similar authority.

     11. Additional Covenants. The parties make the following additional covenants:

     (a) Reorganization of the Board. In connection with the acquisition of Scientific by Quazon, the board of directors of Quazon shall be reorganized to consist of the designees of Scientific, to become effective subject to compliance with section 14(f) of the Exchange Act. In order to effectuate such reorganization, Sellers shall use their best efforts to assure that Quazon shall either (a) cause its current directors to tender their resignations as directors, effective upon acceptance by the board of directors, so the other directors can accept each such resignation and appoint a designee of Scientific, to fill the resulting vacancy in a series, so that the entire board of directors can be changed without the necessity of holding a stockholder meeting, or (b) elect new directors by majority written consent of the stockholders. The Scientific Stockholders and/or Scientific shall be responsible for preparing and filing such reports and notices of the foregoing as may be required under section 14(f) of the Exchange Act. Between the Closing and the time the newly appointed directors take office as directors in accordance with the provisions of section 14(f) of the Exchange Act, Quazon shall not engage in any business; enter into any contract, agreement, commitment, undertaking; waive any right, remedy, or other thing of value; do any other thing of any other thing of any nature whatsoever without the consent of the Scientific Stockholders or Scientific.

     (b) Possible Additional Company Reports or Amendments or Comments Thereon. If, at any time after the closing, any governmental authority requires Quazon to respond to staff inquiries, comments, requirements, or questions relating to matters which occurred prior to the execution of this Agreement and which do not relate to the execution of this Agreement or to the acquisition of Scientific, or to file any additional periodic reports under Sections 13, 14, or 15(d) of the Exchange Act for which Quazon was responsible for matters occurring prior to the date of this Agreement, then the directors of Quazon, by approving this Agreement, jointly and severally agree to pay the costs of Quazon's accountants, attorneys, and other advisors in completing such reports. At the closing, the officers and directors of Quazon shall each deliver his or her personal undertaking to participate, assist, and cooperate in such efforts without compensation.

     (c) Public Announcements. Neither Party shall issue any press release or otherwise make any public statements with respect to the transactions covered by this Agreement without the approval of the other Party. Any press release announcing the execution and delivery of this Agreement shall be a joint press release of the Parties.

     (d)     Access and Information.

     (i) Quazon shall: (A) afford Scientific and its employees, accountants, consultants, legal counsel, agents, and other representatives (collectively, the "Scientific Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, directors, employees, agents, properties, offices and other facilities of Quazon and to the books and records thereof; and (B) furnish promptly to Scientific and Scientific Purchasers Representatives such information concerning the business, properties, contracts, records and personnel of Quazon (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Scientific or such Scientific Representatives.

     (ii) Notwithstanding the foregoing provisions of this Section, no Party shall be required to grant access or furnish information to the other Party to the extent that such access to or the furnishing of such information is prohibited by Law. No investigation by the Parties hereto made heretofore or hereafter shall affect the representations and warranties of the Parties which are herein contained and each such representation and warranty shall survive such investigation.

     (iii) The information received pursuant to this Section shall be deemed to be "Confidential Information." Each Party hereto agrees that it will treat in confidence all documents, materials and other Confidential Information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and other Confidential Information shall not be communicated to any third Person (other than to their respective counsel, accountants, financial advisors or lenders) and shall not be used for any purpose to the detriment of the other Party. No Party shall use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating a possible business relationship with the other Party. No Party and no Purchasers or Quazon Representative will, during the term of this Agreement or at any time during the two years thereafter, irrespective of the time, manner, or cause of termination of this Agreement, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying of any documents, materials or other Confidential Information of the other Party hereto.

     (e) Form 8-K Report; Financial Statements of Scientific. Scientific and Scientific Stockholders shall cause the new officers and directors of Quazon designated by them to timely prepare and file, on behalf of Quazon, a Current Report on Form 8-K to report the closing. Audited financial statements of significant subsidiaries, prepared in compliance with SEC Regulation S-B are generally required to be filed as part of the Form 8-K report or by amendment thereto no later than 60 days after the Form 8-K is filed with the SEC. Scientific and Scientific Stockholders agree, to the extent applicable, to cause the financial statements of Scientific to be
appropriately audited and filed timely with the SEC.     12.
Indemnification . Within the period provided in paragraph 13 herein and in accordance with the terms of that paragraph, Scientific, the Scientific Stockholders and Quazon shall indemnify and hold harmless each other at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or nonfulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder.

     13. Nature and Survival of Representations . All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for one (1) year from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for.

     14. Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

     (a) Scientific and/or Scientific Stockholders will deliver, or cause to be delivered, to Quazon the following:

               (1) stock certificate(s) for the shares of Scientific Stock being exchanged hereunder, duly endorsed in blank.

               (2) a certificate executed by the Scientific Stockholders to the effect that all representations and warranties made by Scientific and Scientific Stockholders under this Agreement are true and correct as of the Closing, the same as though originally given to Quazon on said date;

               (3) a certificate from the State of Utah dated at or about the date of the Closing to the effect that Scientific is in good standing under the laws of Utah;

               (4)  an investment letter from each of the Scientific
       Stockholders;

               (5) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement.

(b)     Quazon will deliver or cause to be delivered:

               (1) stock certificates representing a total of 20,000,000 shares of Quazon common stock (representing approximately 74.1% of the then outstanding common stock) issued in full consideration of the exchange as described herein;

               (2) a certificate of the President and Secretary of Quazon to the effect that all representations and warranties of Quazon made under this Agreement are reaffirmed on the Closing Date, the same as though originally given to Scientific and the Scientific Stockholders on said date;

                (3) certified copies of resolutions by Quazon's Board of Directors, including resignations of the current Quazon officers and directors, and resolutions of the Quazon Stockholders authorizing this transaction;

               (4) a Certificate from the Secretary of State of Nevada dated at or about the date of Closing that Quazon is in good standing under the laws of said State;


               (5)  all corporate records of Quazon;

               (6) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement, including the turning over of control of any remaining corporate assets of Quazon.

     15.     Miscellaneous.

     (a) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, heirs, devisees, transferees and assigns.

     (b) Expenses. Each party shall be responsible to pay all of its own expenses incurred in connection with this Agreement and all related documents including, but not limited to, attorneys and accountants fees.

     (c)     Further Assurances and Additional Instruments.   Upon the
reasonable request of any party at any time and from time to time following the date of this Agreement, the other parties shall execute and deliver such further executed stock powers, stock certificates, letters of resignation, etc. as the requesting party or their counsel may reasonably request in order to complete the transactions described in this Agreement, or otherwise to fulfill the purpose and intent of this Agreement.

     (d) Notices. Any notice, request, instruction or other document or instrument required or permitted by this Agreement shall be in writing and shall be given to the respective parties and shall be deemed to have been given on the date when such notice, request, instruction or other document or instrument is personally delivered or 48 hours after being sent by facsimile or deposited with an overnight courier prepaid and addressed as follows:

          In the case of Scientific Stockholders to:

               Todd Crosland
               630 North 400 West
               Salt Lake City, Utah 84103

               Hans Roes
               1115 Pearl #5
               La Jolla, California 92037

          with a copy to:

               James R. Kruse, Esq.
               Kruse, Landa & Maycock
               50 West 300 South, Suite 800
               Salt Lake City, Utah 84101

          In the case of Scientific to:

               Scientific Energy, Inc.
               630 North 400 West
               Salt Lake City, Utah 84103
               Attention: Todd Crosland

          with a copy to:

               James R. Kruse, Esq.
               Kruse, Landa & Maycock
               50 West 300 South, Suite 800
               Salt Lake City, Utah 84101

          In the case of Quazon to:

               Quazon Corp.
               4843 South Wallace Lane
               Salt Lake City, Utah 84117
               Attention: Steven Moulton

          with a copy to:

               Robert N. Wilkinson, Esq.
               60 East South Temple, Suite 1680B
               Salt Lake City, Utah 84111

or to such other address as may be given by notice as provided herein.

     (e) Headings. The underlined paragraph and subparagraph headings used in this Agreement are for convenient reference only and are not intended to affect the meaning or construction of any provision of this Agreement.

     (f) Entire Agreement; Amendment. This Agreement and the related documents and instruments called for herein comprise the entire agreements of the parties and may not be amended or modified, except by written agreement of the parties. No provision of the aforementioned agreements may be waived, except in writing, and only in the specific instance and for the specific purposes for which given.

     (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when fully and properly executed, shall be deemed to be an original.

     (h) Default and Remedies; Arbitration. If any party defaults in the performance of any term, covenant, condition or obligation under this Agreement, the non-defaulting party may pursue any and all remedies available to such party, subject to such claims being arbitrated as provided herein. The rights and remedies provided herein are cumulative and not exclusive of any other right or remedy provided by law.

     (i) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforcement of any such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or enforceable in any respect.

     (j) Attorneys Fees. In the event it is necessary for any party hereto to institute a proceeding in connection with this Agreement or breach thereof, the prevailing party in such proceeding shall be entitled to reimbursement for its reasonable attorneys costs, expenses and attorneys fees incurred, including fees incurred on any appeal or review.

     (k) Gender. In construing this instrument and whenever the context hereof so requires, the masculine gender includes the feminine and neuter and the singular includes the plural.

     (l) Finder's Fee. Wasatch Consulting Group has acted as a finder in this transaction. Certain shareholders of Quazon have entered into a separate agreement with Wasatch Consulting Group acknowledging their responsibility to pay a finders fee to Wasatch Consulting Group. No other person has acted as a finder in this transaction. Each party hereto, jointly and severally, agrees to indemnify and hold the other harmless against any claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of that party and to bear the cost of attorneys' fees incurred by the other in defending any such claim.

     (m) Arbitration. Any dispute or claim which arises out of or which relates to this Agreement or to the interpretation or breach thereof shall be resolved by arbitration in Salt Lake City, Utah in accordance with the then effective commercial arbitration rules of the American Arbitration Association, and any judgment upon the award rendered pursuant to such arbitration may be entered in any court having jurisdiction thereof.

     (n) Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by either party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the execution hereof for a period of one (1) year from the date hereof regardless of any investigation and shall merge in the performance of any obligation by any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                              QUAZON CORP.


                                 /s/ Steven Moulton
                              By ____________________________
                                   Steven Moulton, President


                              SCIENTIFIC ENERGY, INC.


                                 /s/Todd B. Crosland
                             By ____________________________
                                 Its President


                              STOCKHOLDERS OF SCIENTIFIC ENERGY, INC.:


                                /s/ Todd B. Crosland
                               _______________________________
                               Todd Crosland


                               /s/ Hans Roes
                               _______________________________
                               Hans Roes

                                 EXHIBIT "A"

                 LIST OF SCIENTIFIC ENERGY, INC. STOCKHOLDERS


                                                        No. of Shares
                                Shares of               of Quazon Corp.
                                Scientific Energy       Common Stock
                                Inc. Common             Stock to be
 Name and Address               Stock Owned             Issued in Exchange
------------------              -------------------     ------------------

1.  Todd Crosland                  8,000,000              8,000,000
    650 North 400 West
    Salt Lake City, Utah
    84103

2.  Hans Roes                     12,000,000             12,000,000
    1115 Pearl #5
    La Jolla, California
    92037

                    Total:        20,000,000             20,000,000

                                 EXHIBIT "B"

                              INVESTMENT LETTER

TO THE BOARD OF DIRECTORS OF QUAZON CORP.

     The undersigned hereby represents to Quazon Corp. (the "Company"), that
(1) the shares of the Company's common stock (the "Securities") which are being acquired by the undersigned are being acquired for his own account and for investment and not with a view to the public resale or distribution thereof: (2) the undersigned will not sell, transfer or otherwise dispose of the Securities except in compliance with the Securities Act of 1933, as amended (the "Act"); and (3) he is aware that the Securities are "restricted securities" as that term is defined in Rule 144 or the General Rules and Regulations under the Act.

     The undersigned further acknowledges that he has had an opportunity to ask questions of and receive answers from duly designated representatives of the Company concerning the terms and conditions pursuant to which the Securities are being offered.

     The undersigned acknowledges that he has been afforded an opportunity to examine such documents and other information which he has requested for the purpose of verifying the information.

     The undersigned acknowledges and understands that the Securities are unregistered and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.

     The undersigned further acknowledges that he is fully aware of the applicable limitations on the resale of the Securities. These restrictions for the most part are set forth in Rule 144. The Rule permits sales of "restricted securities" upon compliance with the requirements of such Rule. If the Rule is available to the undersigned, the undersigned may make only routine sales of Securities, in limited amounts, in accordance with the terms and conditions of that Rule.

     The Company is the only person which may register its Securities under the Act and it currently is not contemplating registering any of its Securities. Furthermore, the Company has not made any representations, warranties or covenants to the Purchaser regarding the registration of the Securities or compliance with any exemption under the Act relating to any resale of the Securities by the undersigned.

     By reason of my knowledge and experience in financial and business matters in general, and investments in particular, the undersigned is capable of evaluating the merits and risks of an investment in the Securities.

     The undersigned is capable of bearing the economic risks of an investment in the securities, and fully understands the speculative nature of the securities and the possibility of such loss.

     Any and all certificates representing the Securities, and any and all securities issued in replacement thereof or in exchange therefore, shall bear the following legend (or a substantially similar legend), which the undersigned has read and understands:

     The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.


                                          Very truly yours,



                                          ____________________________
                                         Date: ______________, 2001